Exhibit 10.1

AMENDMENT NO. 2
TO THE
trust agreement

This Amendment No. 2 (this “Amendment”), dated as of October 5, 2017, to the Trust Agreement (as defined below) is made by and between Electrum Special Acquisition Corporation (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of June 10, 2015 (the “Trust Agreement”); and

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein; and

WHEREAS, at a special meeting of shareholders of the Company (the “Special Meeting”) held on October 5, 2017, the Company’s shareholders approved (i) a proposal to amend (the “Extension Amendment”) the Company’s Amended and Restated Memorandum and Articles of Association to provide that the date by which the Company shall be required to effect a Business Combination shall be February 5, 2018 (the “Extended Date”), and (ii) a proposal to extend the date on which to commence liquidating the Trust Account (the “Trust Amendment”) in the event the Company has not consummated a business combination by the Extended Date; and

WHEREAS, on the date hereof, the Company is filing the Extension Amendment with the Registrar of Corporate Affairs in the British Virgin Islands.

NOW THEREFORE, IT IS AGREED:

1.           Section 1(i) of the Trust Agreement is hereby amended by deleting “October 8, 2017” and replacing it with “February 5, 2018”.

2.           As a result thereof, all references to the “Last Date” in the Trust Agreement shall be references to February 5, 2018.

3.           All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4.           This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

5.           This Amendment is intended to be in full compliance with the requirements for an Amendment to the Agreement as required by Section 7(c) of the Agreement, and every defect in fulfilling such requirements for an effective amendment to the Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6.           This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

Continental Stock Transfer & Trust Company, as Trustee

By:	/s/ Francis E. Wolf, Jr.
Name: Francis E. Wolf, Jr. Title: Vice President

Electrum Special Acquisition Corporation

By:	/s/ Eric N. Vincent
Name: Eric N. Vincent Title: Chief Executive Officer